Exhibit 3

Execution Version

CONFIDENTIAL

MASTER TRANSACTION AGREEMENT

Between

RENREN INC.,

CM SEVEN STAR ACQUISITION CORPORATION

And

KAIXIN AUTO GROUP

Dated as of April 30, 2019

TABLE OF CONTENTS

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This Master Transaction Agreement is dated as of April 30, 2019, by and among Renren Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Renren”), CM Seven Star Acquisition Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“CM Seven Star”), and Kaixin Auto Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Kaixin”) (each of Renren, CM Seven Star and Kaixin a “Party” and, together, the “Parties”).

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in ARTICLE 1 hereof.

R E C I T A L S

WHEREAS, as of the date hereof, Renren owns 160,000,000 issued and outstanding Ordinary Shares of Kaixin, representing 100% of total number of Ordinary Shares of Kaixin on an as-converted basis;

WHEREAS, Kaixin is primarily in the business of (i) owning and operating car dealerships in China through its various subsidiaries; (ii) offering value added services, including insurance, extended warranties and after sales services to its customers through its various subsidiaries; (iii) developing, maintaining and operating technologies that support its operating platforms (including a mobile application used to browse for cars and purchase value added services, big data analytics for procurement and operational management and an auto dealership SaaS platform to enhance the management and operations of its car dealerships through its various subsidiaries; and (iv) provision of financing channels to customers and other in-network dealers through partnerships with one or more financial institutions through its various subsidiaries (the “Kaixin Business”);

WHEREAS, prior to the date hereof, all of the then existing assets and liabilities in connection with the Kaixin Business have already been transferred to or assumed by the Kaixin Group;

WHEREAS, Renren and Kaixin have entered into a share exchange agreement (the “Exchange Agreement”) with CM Seven Star, dated as of November 2, 2018; and

WHEREAS, pursuant to the Exchange Agreement, Renren is to obtain 47,784,300 ordinary shares of CM Seven Star, par value US$0.0001 per share, subject to the terms and conditions thereof;

WHEREAS, the Parties intend in this Agreement to set forth and memorialize the principal arrangements between Renren and Kaixin regarding the relationship of the Parties following the closing of the transactions contemplated by the Exchange Agreement (the “Closing,” and the date thereof the “Closing Date”);

NOW, THEREFORE, in consideration of the mutual agreements, covenants and provisions contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. The following capitalized terms have the meanings given to them in this Section 1.1:

“Action” means any demand, action, suit, countersuit, claim, counterclaim, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person; provided that, under this Agreement, “Affiliate” of any member of Renren Group excludes members of Kaixin Group, and “Affiliate” of any member of Kaixin Group excludes members of Renren Group. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” means this Master Transaction Agreement, together with the Schedules and Exhibits hereto, as the same may be amended from time to time in accordance with the provisions hereof.

“Closing Date” has the meaning set forth in the recitals to this Agreement.

“CM Seven Star” has the meaning set forth in the preamble to this Agreement.

“CM Seven Star Proxy Statement” means the proxy statement on Schedule 14A of CM Seven Star relating to the Exchange Agreement and related transactions, filed with the Securities Exchange Commission on March 29, 2019.

“Confidential Business Information” has the meaning set forth in Section 3.7(a)(iii) of this Agreement.

“Confidential Information” has the meaning set forth in Section 3.7(a)(i) of this Agreement.

“Confidential Technical Information” has the meaning set forth in Section 3.7(a)(ii) of this Agreement.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

“Control Ending Date” means the first date upon which members of the Renren Group no longer collectively control at least twenty percent (20%) of the voting power of the then outstanding securities of CM Seven Star.

“Direct Costs” has the meaning set forth in Section 3.11 of this Agreement.

“Dispute” has the meaning set forth in Section 5.1(a) of this Agreement.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 5.1(a) of this Agreement.

“Employees Transferred to Kaixin” has the meaning set forth in Section 3.13.

“Employees Transferred to Renren” has the meaning set forth in Section 3.13.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning set forth in the recital to this Agreement.

“Existing Agreements” has the meaning set forth in Section 3.1(a).

“Governmental Authority” shall mean any national, state or local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Indemnifying Party” means any party which may be obligated to provide indemnification to an Indemnitee pursuant to Section 4.2 or Section 4.3 hereof or any other section of this Agreement or any Inter-Company Agreement.

“Indemnitee” means any party which may be entitled to indemnification from an Indemnifying Party pursuant to ARTICLE 4 hereof or any other section of this Agreement or any Inter-Company Agreement.

“Indirect Costs” has the meaning set forth in Section 3.11 of this Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Inter-Company Agreements” means the Transitional Services Agreement and Non-Competition Agreement.

“Kaixin” has the meaning set forth in the preamble to this Agreement.

“Kaixin’s/CM Seven Star’s Auditors” has the meaning set forth in Section 3.6(a)(i) of this Agreement.

“Kaixin Balance Sheet” means Kaixin’s unaudited consolidated balance sheet as of the end of the most recently completed fiscal quarter prior to the Closing Date.

“Kaixin Business” has the meaning set forth in the recitals to this Agreement, as more completely described in the CM Seven Star Proxy Statement.

“Kaixin Group” means Kaixin and its subsidiaries and VIEs.

“Kaixin Indemnitees” means any member of the Kaixin Group and each of their respective directors, officers and employees.

“Kaixin Liabilities” means (without duplication) the following Liabilities:

(i)        all Liabilities reflected in the Kaixin Balance Sheet;

(ii)       all Liabilities that should have been reflected in the Kaixin Balance Sheet but are not reflected in the Kaixin Balance Sheet due to mistake or unintentional omission;

(iii)      all Liabilities, whether arising before, on or after the Closing Date, that relate to, arise or result from: (1) the operation of the Kaixin Business or (2) the operation of any business conducted by the Kaixin Group at any time after the Closing Date; and

(iv)      Liabilities of the Kaixin Group under this Agreement or any of the Inter-Company Agreements.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by U.S. GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Loss” and “Losses” mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), but excluding punitive damages (other than punitive damages awarded to any third party against an indemnified party).

“Non-Competition Agreement” has the meaning set forth in Section 2.1 of this Agreement.

“Ordinary Shares” means the ordinary shares of Kaixin, par value $0.0001 per share.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Premises Lease” has the meaning set forth in Section 4.13(a) of this Agreement.

“Privileged Information” has the meaning set forth in Section 3.8(a) of this Agreement.

“Privileges” has the meaning set forth in Section 3.8(a) of this Agreement.

“Renren” has the meaning set forth in the preamble to this Agreement.

“Renren’s Auditors” has the meaning set forth in Section 3.6(a)(i) of this Agreement.

“Renren Business” means any business that is conducted by the Renren Group and described in its periodic filings with the SEC, other than the Kaixin Business.

“Renren Group” means Renren and its subsidiaries and VIEs, other than the Kaixin Group.

“Renren Indemnitees” means the Renren Group (excluding the Kaixin Group) and each of their respective directors, officers and employees.

“Renren Liabilities” means (without duplication) the following Liabilities:

(i)        all Liabilities, whether arising before, on or after the Closing Date, that relate to, arise or result from the operation of the Renren Business, other than Kaixin Liabilities; and

(ii)       Liabilities of the Renren Group under this Agreement or any of the Inter-Company Agreements.

“Rule 10A-3(b)(2)” means Rule 10A-3(b)(2) (or any successor rule to similar effect) promulgated under the Exchange Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Third Party Claim” has the meaning set forth in Section 4.4(a) of this Agreement.

“Transitional Services Agreement” has the meaning set forth in Section 2.1 of this Agreement.

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“VIE” of any Person means any entity that controls, is controlled by, or is under common control with such Person and is deemed to be a variable interest entity consolidated with such Person for purposes of U.S. GAAP. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

ARTICLE 2

DOCUMENTS AND ITEMS DELIVERED PRIOR TO THE CLOSING DATE

Section 2.1 Documents to be delivered by Renren. Renren has delivered and its subsidiaries and VIEs have delivered, as appropriate, or Renren will deliver, or will cause its subsidiaries and VIEs to deliver, as appropriate, prior to the Closing Date, to Kaixin and/or its subsidiaries and VIEs, as appropriate: (a) a duly executed Transitional Services Agreement, substantially in the form attached to the Exchange Agreement as an exhibit, with such changes, if any, to such form as may be agreed to by the Parties prior to such execution (the “Transitional Services Agreement”); (b) duly executed Non-Competition Agreement, substantially in the form attached to the Exchange Agreement as an exhibit, with such changes, if any, to such form as may be agreed to by the Parties prior to such execution (the “Non-Competition Agreement”); and (c) such other agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof. For purposes of this Agreement, Kaixin Group will not be considered subsidiaries or VIEs of Renren.

Section 2.2 Documents to be delivered by Kaixin. Kaixin has delivered and its subsidiaries and VIEs have delivered, as appropriate, or Kaixin will deliver, or will cause its subsidiaries and VIEs to deliver, as appropriate, prior to the Closing Date, to Renren or its subsidiaries or VIEs, as appropriate: (a) in each case where Kaixin or any of its subsidiaries or VIEs is a party to any agreement or instrument referred to in Section 2.1, a duly executed counterpart of such agreement or instrument; and (b) such other agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.

ARTICLE 3

COVENANTS AND OTHER MATTERS

Section 3.1 Existing Contractual Arrangements.

(a)       Renren and Kaixin each hereby confirms that the Schedule 3.1(a) hereto exclusively contains a complete list of all material agreements relating to guarantees of Kaixin Liabilities by the Renren Group between the Renren Group, on one hand, and the Kaixin Group, on the other hand, or between the Renren Group on one hand, and a third party, on the other hand for the benefit of the Kaixin Group, material to the operations of the Kaixin Business as currently conducted and which will be required to be maintained following the Closing Date to allow the Kaixin Business to continue in all material respects as presently conducted (the “Existing Agreements”).

(b)       Kaixin and Renren hereby agree to use commercially reasonable efforts to comply with and maintain in force the Existing Agreements for the duration of their current effective terms. The Parties further agree to consult in good faith regarding the extension and renewal of the Existing Agreements for such Existing Agreements which will terminate, lapse or expire in the period from the Closing Date until the fifth (5th) anniversary thereof.

Section 3.2 Other Agreements and Instruments. Each of the Parties agrees to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Inter-Company Agreements.

Section 3.3 Further Instruments

(a)       To the extent it has not been done prior to the date hereof, Renren will execute and deliver, and will cause its subsidiaries and VIEs to execute and deliver, to Kaixin and/or its subsidiaries and VIEs, as the case may be, such instruments of transfer, conveyance, assignment, substitution and confirmation, and will take such action as may be reasonably necessary or desirable in order to transfer, convey and assign to Kaixin and/or its subsidiaries and VIEs and confirm Kaixin’s and/or its subsidiaries’ and VIEs’ title to all assets, rights, interests and other things of value used in or necessary for the conduct and operation of the Kaixin Business on or prior to the Closing Date or to be transferred or licensed to Kaixin and/or its subsidiaries and VIEs pursuant to this Agreement or any document referred to herein, to put Kaixin Group in actual possession and operating control thereof and to permit Kaixin Group to exercise all rights with respect thereto (including, without limitation, rights under Contracts and other arrangements as to which the consent of any third party to the transfer thereof have not previously been obtained) relating to the Kaixin Business; provided, however, that in the absence of such execution and delivery by Renren and/or its subsidiaries and/or VIEs, such execution and delivery shall be deemed for all purposes to have occurred subject only to Kaixin’s obligation to pay to Renren or its applicable subsidiary or VIE an amount equal to the book value thereof to the extent not previously so paid.

(b)       Renren will execute and deliver, and will cause its appropriate subsidiaries and VIEs to execute and deliver, to Kaixin and/or its subsidiaries and VIEs, as the case may be, all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as may be reasonably necessary or desirable in order to have Renren and/or its subsidiaries and/or VIEs, as the case may be, fully and unconditionally assume and discharge the Renren Liabilities; provided, however, that in the absence of such execution and delivery by Renren and/or such appropriate subsidiaries and/or such appropriate VIEs, such execution and delivery shall be deemed for all purposes to have occurred.

(c)       Kaixin will, and will cause its appropriate subsidiaries and VIEs to, execute and deliver to Renren and its subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as may be reasonably necessary or desirable in order to have Kaixin and/or its subsidiaries and/or VIEs, as the case may be, fully and unconditionally assume and discharge the Kaixin Liabilities; provided, however, that in the absence of such execution and delivery by Kaixin and/or such appropriate subsidiaries and and/or such appropriate VIEs, such execution and delivery shall be deemed for all purposes to have occurred.

(d)       Except as hereinabove provided, neither Renren, Kaixin, nor their respective subsidiaries and VIEs shall be obligated, in connection with the foregoing matters set forth in this Section, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, unless reimbursed by the other relevant Party. Furthermore, each Party, at the request of the other Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

Section 3.4 Agreement on Exchange of Information.

(a)       Generally. Each of the Parties agrees to provide, or cause to be provided, to the other Party, at any time, promptly after written request therefor, all reports and other Information regularly provided by one Party to the other Party prior to the Closing Date and any Information in the possession or under the control of such Party to the extent reasonably requested by the requesting Party (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Inter-Company Agreement, and at any time after the Closing Date to the extent such Information and cooperation are necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Renren or Kaixin, as the case may be. Each of the Parties agrees to make their respective personnel available to discuss the Information exchanged pursuant to this Section 3.4. In the event that any Party determines that any such provision of Information or other actions contemplated by this Section 3.4 could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the Parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)       Internal Accounting Controls; Financial Information. After the Closing Date, (i) each Party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other Party to satisfy its reporting, tax return, accounting, audit and other obligations, and (ii) each Party shall provide, or cause to be provided, to the other Party and its subsidiaries and VIEs in such form as such requesting Party shall request, at no charge to the requesting Party, all financial and other data and information as the requesting Party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

(c)       Ownership of Information. Any Information owned by a Party that is provided to a requesting Party pursuant to this Section 3.4 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(d)       Record Retention. To facilitate the possible exchange of Information pursuant to this Section 3.4 and other provisions of this Agreement, each Party agrees to use its commercially reasonable efforts for a period of five (5) years to retain all Information in its respective possession or control substantially in accordance with its respective record retention policies and/or practices as in effect on the Closing Date, and for such longer period as may be required by any Governmental Authority, any litigation matter, any applicable law or any Inter-Company Agreement. However, at any time after such five-year period each Party may amend its respective record retention policies at such Party’s discretion; provided, however, that the amending Party must give thirty (30) days prior written notice of such change in the policy to the other Party. No Party will destroy, or permit any of its subsidiaries or VIEs to destroy, any Information that exists on the Closing Date (other than Information that is permitted to be destroyed under the current respective record retention policies of each Party) and that falls under the categories listed in Section 3.4(a), without first notifying the other Party of the proposed destruction and giving the other Party the opportunity to take possession or make copies of such Information prior to such destruction.

(e)       Limitation of Liability. Each Party will use its commercially reasonable efforts to ensure that Information provided to the other Party hereunder is accurate and complete; provided, however, that no Party shall have any liability to the other Party if any Information exchanged or provided pursuant to this Section 3.4 is found to be inaccurate, in the absence of gross negligence, bad faith, or willful misconduct by the Party providing the Information. No Party shall have any liability to the other Party if any Information is destroyed or lost after the relevant Party has complied with the provisions of Section 3.4(d).

(f)        Other Agreements Providing For Exchange of Information. The rights and obligations granted under this Section 3.4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Inter-Company Agreement.

(g)       Production of Witnesses; Records; Cooperation. For a period of five (5) years after the Control Ending Date, and except in the case of a legal or other proceeding by one Party against the other Party, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such individual (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

Section 3.5 Agreement on Share of Information and Data. To the extent permitted under applicable laws and regulations, each Party agrees to share with the other Party and its Affiliates information and data that such Party acquires in the ordinary course of its business operation, including without limited to user information and data relating to user activities, free of charge in the following manners:

(a)           each Party agrees to provide the other Party and its Affiliates with interfaces of its database or the data base operated by its Affiliates such that the other Party and its Affiliates will have unlimited access to these databases;

(b)           each Party agrees to provide, or cause to be provided, to the other Party, at any time, promptly after written request therefor, all information and data regularly provided by one Party to the other Party prior to the Closing Date and any information in the possession or under the control of such Party to the extent reasonably requested by the requesting Party.

Section 3.6 Auditors and Audits; Financial Statements; Accounting Matters. Each Party agrees that:

(a)           Selection of Auditors.

(i)       Until the first Renren fiscal year end occurring after the Control Ending Date, CM Seven Star/Kaixin shall use its commercially reasonable efforts to select the independent registered public accounting firm used by Renren (“Renren’s Auditors” and, for the avoidance of doubt, should Renren at any time change the independent registered public accounting firm serving as its auditors, “Renren’s Auditors” shall thereafter mean the new firm serving as Renren’s auditors) to serve as its auditors (“Kaixin’s/CM Seven Star’s Auditors”) for purposes of providing an opinion on its consolidated financial statements; provided, however, that Kaixin’s/CM Seven Star’s Auditors may be different from Renren’s Auditors if necessary to comply with applicable laws regarding auditor independence and qualifications (provided, however, that Kaixin/CM Seven Star shall not take any actions, and shall use its commercially reasonable efforts to cause its directors, officers and employees not to take any actions, that could reasonably be expected to require Kaixin/CM Seven Star to engage auditors other than Renren’s Auditors). After the Closing Date, the foregoing shall not be construed so as to unlawfully limit any responsibility of the audit committee of Kaixin’s/CM Seven Star’s board of directors, pursuant to SEC Rule 10A-3(b)(2) and rules of the NASDAQ Capital Market or the New York Stock Exchange, as applicable, to appoint, compensate, retain and oversee the work of the registered public accounting firm Kaixin/CM Seven Star engages.

(ii)       Until the first Renren fiscal year end occurring after the Control Ending Date, Kaixin/CM Seven Star shall provide to Renren as much prior notice as reasonably practical of any change in Kaixin’s/CM Seven Star’s Auditors for purposes of providing an opinion on its consolidated financial statements.

(b)           Date of Auditors’ Opinion and Quarterly Reviews. Until the first fiscal year end for Renren occurring after the Control Ending Date, and thereafter to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit, Kaixin/CM Seven Star shall use its commercially reasonable efforts to enable Kaixin’s/CM Seven Star’s Auditors to complete their audit such that they will date their opinion on Kaixin’s/CM Seven Star’s audited annual financial statements no later than the date that Renren’s Auditors date their opinion on Renren’s audited annual financial statements, and to enable Renren to meet its timetable for the printing, filing and public dissemination of Renren’s annual financial statements. Until the first fiscal year end for Renren occurring after the Control Ending Date, and thereafter to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit, Kaixin/CM Seven Star shall use its commercially reasonable efforts to enable Kaixin’s/CM Seven Star’s Auditors to complete their annual audit and quarterly review procedures such that they will provide clearance on such Party’s annual and quarterly financial statements no later than the date that Renren’s Auditors provide clearance on Renren’s annual and quarterly financial statements.

(c)           Annual and Quarterly Financial Statements. Until the Control Ending Date, Kaixin/CM Seven Star shall not change its fiscal year and, until the first fiscal year end for Renren occurring after the Control Ending Date, and thereafter to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit, shall provide to Renren on a timely basis all Information that Renren reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Renren’s annual and quarterly financial statements. Without limiting the generality of the foregoing, Kaixin/CM Seven Star will provide all required financial Information with respect to Kaixin/CM Seven Star and its subsidiaries and VIEs to Kaixin’s/CM Seven Star’s Auditors in a sufficient and reasonable time and in sufficient detail to permit Kaixin’s/CM Seven Star’s Auditors to take all steps and perform all procedures necessary to provide sufficient assistance to Renren’s Auditors with respect to financial Information to be included or contained in Renren’s annual and quarterly financial statements. Without limiting the generality of the foregoing, Kaixin/CM Seven Star shall provide to Renren its audited annual consolidated financial statements within ninety (90) days after the close of each fiscal year, and its unaudited quarterly consolidated financial statements within thirty (30) days after the end of each fiscal quarter. Similarly, Renren shall provide to Kaixin/CM Seven Star on a timely basis all financial Information that Kaixin/CM Seven Star reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Kaixin’s/CM Seven Star’s annual and quarterly financial statements. Without limiting the generality of the foregoing, Renren will provide all required financial Information with respect to Renren Group to Renren’s Auditors in a sufficient and reasonable time and in sufficient detail to permit Renren’s Auditors to take all steps and perform all procedures necessary to provide sufficient assistance to Kaixin’s/CM Seven Star’s Auditors with respect to Information to be included or contained in Kaixin’s/CM Seven Star’s annual and quarterly financial statements.

(d)           Certifications and Attestations.

(i)       Until the first fiscal year end for Renren occurring after the Control Ending Date, and thereafter to the extent necessary for the timely filing by Renren of annual and quarterly reports under the Exchange Act or in connection with any investigations of prior periods, Kaixin/CM Seven Star shall cause its principal executive officer and principal financial officer to provide to Renren on a timely basis and as reasonably requested by Renren (A) any certificates requested as support for the certifications and attestations required by Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 to be filed with such annual and quarterly reports, (B) any certificates or other written Information which such principal executive officer or principal financial officer received as support for the certificates provided to Renren and (C) a reasonable opportunity to discuss with such principal financial officer and other appropriate officers and employees of Kaixin/CM Seven Star any issues reasonably related to the foregoing.

(ii)       To the extent necessary for the timely filing by Kaixin/CM Seven Star of annual and quarterly reports under the Exchange Act or in connection with any investigations of prior periods, Renren shall cause its appropriate officers and employees to provide to Kaixin/CM Seven Star on a timely basis and as reasonably requested by such Party (A) any certificates requested as support for the certifications and attestations required by Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 to be filed with such annual and quarterly reports, (B) any certificates or other Information which such appropriate officers and employees received as support for the certificates provided to Kaixin/CM Seven Star and (C) a reasonable opportunity to discuss with such appropriate officers and employees any issues reasonably related to the foregoing.

(e)           Compliance with Laws, Policies and Regulations. Until the Control Ending Date, Kaixin/CM Seven Star shall comply with all financial accounting and reporting rules, policies and directives of Renren, to the extent such rules, policies and directives have been previously communicated to Kaixin/CM Seven Star, and fulfill all timing and reporting requirements, applicable to Renren subsidiaries and VIEs that are consolidated with Renren for financial statement purposes. Without limiting the foregoing, Kaixin/CM Seven Star shall comply with all financial accounting and reporting rules and policies, and fulfill all timing and reporting requirements, under applicable federal securities laws and the rules of the NASDAQ Capital Market or the New York Stock Exchange, as applicable. Kaixin/CM Seven Star shall not be deemed to be in breach of its obligations set forth in this provision to the extent that it is unable to comply with such obligations as a result of the actions or inactions of Renren.

(f)           Identity of Personnel Performing the Annual Audit and Quarterly Reviews. Until the Control Ending Date, and thereafter to the extent such information and cooperation is necessary for the preparation of financial statements or completing a financial statements audit, Kaixin/CM Seven Star shall authorize Kaixin’s/CM Seven Star’s Auditors to make available to Renren’s Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Kaixin/CM Seven Star and work papers related to the annual audits and quarterly reviews of Kaixin/CM Seven Star, in all cases within a reasonable time prior to Kaixin’s/CM Seven Star’s Auditors’ opinion date, so that Renren’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Kaixin’s/CM Seven Star’s Auditors as it relates to Renren’s Auditors’ report on Renren’s financial statements, all within sufficient time to enable Renren to meet its timetable for the printing, filing and public dissemination of Renren’s annual and quarterly financial statements. Similarly, Renren shall authorize Renren’s Auditors to make available to Kaixin’s/CM Seven Star’s Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Renren and work papers related to the annual audits and quarterly reviews of Renren, in all cases within a reasonable time prior to Renren’s Auditors’ opinion date, so that Kaixin’s/CM Seven Star’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Renren’s Auditors as it relates to Kaixin’s/CM Seven Star’s Auditors’ report on Kaixin’s/CM Seven Star’s financial statements, all within sufficient time to enable Kaixin/CM Seven Star to meet its timetable for the printing, filing and public dissemination of Kaixin’s/CM Seven Star’s annual and quarterly financial statements.

(g)           Access to Books and Records. Until the Control Ending Date, and thereafter to the extent such information and cooperation is necessary for the preparation of financial statements or completing a financial statements audit all governmental audits are complete and the applicable statute of limitations for tax matters has expired, Kaixin/CM Seven Star shall provide Renren’s internal auditors, counsel and other designated representatives of Renren access during normal business hours to (i) the premises of Kaixin/CM Seven Star and its subsidiaries and VIEs and all Information (and duplicating rights) within the knowledge, possession or control of Kaixin/CM Seven Star and its subsidiaries and VIEs and (ii) the officers and employees of Kaixin/CM Seven Star and its subsidiaries and VIEs, so that Renren may conduct reasonable audits relating to the financial statements provided by Kaixin/CM Seven Star pursuant hereto as well as to the internal accounting controls and operations of Kaixin/CM Seven Star. Similarly, Renren shall provide Kaixin’s/CM Seven Star’s internal auditors, counsel and other designated representatives of Kaixin/CM Seven Star access during normal business hours to (x) the premises of Renren Group and all Information (and duplicating rights with respect thereto) within the knowledge, possession or control of Renren Group and (y) the officers and employees of Renren Group, so that Kaixin/CM Seven Star may conduct reasonable audits relating to the financial statements provided by Renren pursuant hereto as well as to the internal accounting controls and operations of Renren Group.

(h)           Notice of Change in Accounting Principles. Until the Control Ending Date, and thereafter if a change in accounting principles by a Party would affect the historical financial statements of the other Party, no such Party shall make or adopt any significant changes in its accounting estimates or accounting principles from those in effect on the Closing Date without first consulting with the other Party, and if requested by the other Party, such other Party’s independent registered public accounting firm with respect thereto. Renren shall give Kaixin/CM Seven Star as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Closing Date. Renren will consult with Kaixin/CM Seven Star and, if requested by Kaixin/CM Seven Star, Kaixin’s/CM Seven Star’s independent registered public accounting firm with respect thereto. Kaixin/CM Seven Star shall give Renren as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Closing Date. Kaixin/CM Seven Star will consult with Renren and, if requested by Renren, Renren’s independent registered public accounting firm with respect thereto.

(i)           Conflict with Third-Party Agreements. Nothing in Section 3.4 or this Section 3.6 shall require a Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under Section 3.4 or this Section 3.6 to disclose any such Information, such Party shall use its commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such Information.

Section 3.7 Confidentiality. Each of the Parties shall hold and shall cause each of their respective subsidiaries and VIEs to hold, and shall each cause their respective officers, employees, agents, consultants and advisors and those of their respective subsidiaries and VIEs to hold, in strict confidence and not to disclose or release without the prior written consent of the other Party, any and all Confidential Information concerning such other Party and its respective subsidiaries and VIEs; provided, that each of the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective subsidiaries and VIEs, auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and, in each case, are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties hereto and in respect of whose failure to comply with such obligations, Kaixin or Renren, as the case may be, will be responsible, (ii) if the Parties or any of their respective subsidiaries or VIEs are compelled to disclose any such Confidential Information by judicial or administrative process or (iii) if the Parties reasonably determine in good faith that such disclosure is required by other requirements of law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made in connection with any judicial or administrative process, or a Party determines in good faith that disclosure is otherwise required by law, such Party shall promptly notify the other Party of the existence of such request, demand, or conclusion, and shall provide such other Party a reasonable opportunity to seek an appropriate protective order or other remedy, which the notifying Party will cooperate in obtaining. In the event that an appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the notifying Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is required to be disclosed and shall use its commercially reasonable efforts to obtain reasonable assurances that confidential treatment will be accorded to such Information.

(a)           As used in this Section 3.7:

(i)        “Confidential Information” shall mean Confidential Business Information and Confidential Technical Information concerning one Party which, prior to, on or following Closing Date, has been disclosed by such Party or its subsidiaries or VIEs, that (1) is in written, recorded, graphical or other tangible form and is marked “Proprietary,” “Confidential” or “Trade Secret,” or where it is evident from the nature and content of such Information that the disclosing Party considers it to be confidential, (2) is in oral form and identified by the disclosing Party as “Proprietary”, “Confidential” or “Trade Secret” at the time of oral disclosure, including pursuant to the access provisions of Section 3.4 or Section 3.6 hereof or any other provision of this Agreement or where it is evident from the nature and content of such Information that the disclosing Party considers it to be confidential, or (3) in the case of such Information disclosed on or prior to the date hereof, either such Information is identified by the owning Party to the other relevant Party as Confidential Business Information or Confidential Technical Information, orally or in writing on or prior to the Closing Date, or it is evident from the nature and content of such Information that the disclosing Party considers it to be confidential, and includes any modifications or derivatives prepared by the receiving Party that contain or are based upon any Confidential Information obtained from the disclosing Party, including any analysis, reports, or summaries of the Confidential Information. Confidential Information may also include Information disclosed to a disclosing Party by third parties. Confidential Information shall not, however, include any information which (A) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (B) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving Party through no action or inaction of the receiving Party; (C) is obtained by the receiving Party from a third party without a breach of such third party’s obligations of confidentiality; or (D) is on or after the Closing Date independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

(ii)       “Confidential Technical Information” shall mean all proprietary scientific, engineering, mathematical or design information, data and material of the disclosing Party including, without limitation, (a) specifications, ideas, concepts, models, and strategies for products or services, (b) quality assurance policies, procedures and specifications, (c) source code and object code, (d) training materials and information, and (e) all other know-how, methodology, processes, procedures, techniques and trade secrets related to product or service design, development, manufacture, implementation, use, support and maintenance.

(iii)      “Confidential Business Information” shall mean all proprietary information, data or material of the disclosing Party other than Confidential Technical Information, including, but not limited to (a) proprietary earnings reports and forecasts, (b) proprietary macro-economic reports and forecasts, (c) proprietary business plans, (d) proprietary general market evaluations and surveys, (e) proprietary financing and credit-related information, and (f) customer information.

(b)           Nothing in this Agreement shall restrict (i) the disclosing Party from using, disclosing, or disseminating its own Confidential Information in any way, or (ii) reassignment of the receiving Party’s employees. Moreover, nothing in the Agreement supersedes any restriction imposed by third parties on their Confidential Information, and there is no obligation on the disclosing Party to conform third party agreements to the terms of this Agreement except as expressly set forth therein.

(c)           Notwithstanding anything to the contrary set forth herein, (i) a Party and its subsidiaries and VIEs shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between a Party or any of its subsidiaries or VIEs and any employee of such Party or any of its subsidiaries or VIEs shall remain in full force and effect.

(d)           Confidential Information of a Party and its subsidiaries and VIEs in the possession of and used by the other Party as of the Closing Date may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Renren Business in the case of the Renren Group, or the Kaixin Business in the case of the Kaixin Group, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 3.7(a). Such continued right to use Confidential Information may not be transferred, including by merger, consolidation, reorganization, operation of law, or otherwise, to any third party unless such third party (A) purchases all or substantially all of the business or business line and assets in one transaction or in a series of related transactions for which or in which the relevant Confidential Information is used or employed and (B) expressly agrees in writing to be bound by the provisions of this Section 3.7. In the event that such right to use is transferred in accordance with the preceding sentence, the transferring Party shall not disclose the source of the relevant Confidential Information.

Section 3.8 Privileged Matters. The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any or all privileges belonging to each such Party or its subsidiaries or VIEs including but not limited to the attorney-client and work product privileges (collectively, “Privileges”), shall be governed by the provisions of this Section 3.8. With respect to Privileged Information (as defined below) of Renren, Renren shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Kaixin shall take no action (nor permit any of its subsidiaries or VIEs to take action) without the prior written consent of Renren that could result in any waiver of any Privilege that could be asserted by Renren or any of its subsidiaries or VIEs under applicable law and this Agreement. With respect to Privileged Information of Kaixin, Kaixin shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Renren shall take no action (nor permit any of its subsidiaries or VIEs to take action) without the prior written consent of Kaixin that could result in any waiver of any Privilege that could be asserted by Kaixin or any of its subsidiaries or VIEs under applicable law and this Agreement.

(a)           The rights and obligations created by this Section 3.8 shall apply to all Information as to which the Parties or their respective subsidiaries or VIEs would be entitled to assert or has asserted a Privilege (“Privileged Information”). Privileged Information of Renren includes but is not limited to (i) any and all Information regarding the business of Renren Group, whether or not it is in the possession of Kaixin or any of its subsidiaries and VIEs; (ii) all communications subject to a Privilege between counsel for Renren (including in-house counsel) and any individual who, at the time of the communication, was an employee of Renren, regardless of whether such employee is or becomes an employee of Kaixin or any of its subsidiaries and VIE and (iii) all Information generated, received or arising after the Closing Date that refers or relates to Privileged Information of Renren generated, received or arising prior to the Closing Date. Privileged Information of Kaixin includes but is not limited to (x) any and all Information regarding the Kaixin Business, whether or not it is in the possession of Renren or any of its subsidiaries and VIEs; (y) all communications subject to a Privilege occurring after the Closing Date between counsel for Kaixin (including in-house counsel and former in-house counsel who are or were employees of Renren) and any person who, at the time of the communication, was an employee of Kaixin, regardless of whether such employee was, is or becomes an employee of Renren or any of its subsidiaries or VIEs and (z) all Information generated, received or arising after the Closing Date that refers or relates to Privileged Information of Kaixin generated, received or arising prior to the Closing Date.

(b)           Upon receipt by a Party or its subsidiaries or VIE(s) of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party or its subsidiaries or VIE(s), or if a Party or any of its subsidiaries or VIE(s) obtains knowledge that any of its current or former employees has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party or its subsidiaries or VIE(s), such Party shall promptly notify that other Party of the existence of the request and shall provide that other Party a reasonable opportunity to review the Information and to assert any rights such other Party may have under this Section 3.8 or otherwise to prevent the production or disclosure of Privileged Information. Renren or its subsidiaries or VIEs, or Kaixin or its subsidiaries and VIE, as the case may be, will not produce or disclose to any third party any of the other Party’s Privileged Information under this Section 3.8 unless (a) such other Party has provided its express written consent to such production or disclosure or (b) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(c)           Renren’s transfer of books and records pertaining to the Kaixin Business and other Information pertaining to Kaixin, if any, Renren’s agreement to permit Kaixin to obtain Information existing prior to the Closing Date, Kaixin’s/CM Seven Star’s transfer of books and records and other Information pertaining to Renren, if any, and Kaixin’s agreement to permit Renren to obtain Information existing prior to the Closing Date are made in reliance on Renren’s and Kaixin’s respective agreements, as set forth in Section 3.7 and this Section 3.8, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Renren, or Kaixin, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Section 3.4 and Section 3.6 and the disclosure to one Party of Privileged Information relating to the other Party’s businesses pursuant to this Agreement shall not be asserted by Renren or Kaixin to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 3.8 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to, or the obligations imposed upon, Renren and Kaixin by this Section 3.8.

Section 3.9 Future Litigation and Other Proceedings. In the event that Kaixin (or any of its subsidiaries or VIEs or any of its or their respective officers or directors) or Renren (or any of its subsidiaries or VIEs or any of its or their respective officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any Governmental Authority or arbitration panel with respect to which the Parties have no prior agreements (as to indemnification or otherwise), the Party (and its subsidiaries and VIEs and its and their respective officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the litigant Party’s expense, with any reasonable requests by the litigant Party for assistance in connection with such litigation or other proceedings (including by way of provision of Information and making available of employees as witnesses). In the event that Kaixin (or any of its subsidiaries or VIEs or any of its or their respective officers or directors) and Renren (or any of its subsidiaries or VIEs or any of its or their respective officers or directors), or any combination thereof, at any time after the date hereof initiate or become subject to any litigation or other proceedings before any Governmental Authority or arbitration panel with respect to which the litigant Parties have no prior agreements (as to indemnification or otherwise), each litigant Party (and its officers and directors) shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting Party, with any reasonable requests of such Party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

Section 3.10      Mail and other Communications. Each of Renren and Kaixin may receive mail, facsimiles, packages and other communications properly belonging to the other. Accordingly, each Party authorizes each of the other Party to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for the other Party or any of the other Party’s officers or directors, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, telegrams, packages or other communications, including, without limitation, notices of any liens or encumbrances on any asset transferred to Kaixin or its subsidiaries or VIEs in connection with the separation from Renren, if any, (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 6.6 hereof. The provisions of this Section 3.10 are not intended to, and shall not, be deemed to constitute (a) an authorization by either Renren or Kaixin to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party for service of process purposes or (b) a waiver of any Privilege with respect to Privileged Information contained in such mail, telegrams, packages or other communications.

Section 3.11     Other Inter-Company Services Agreements. To the extent not covered under the Inter-Company Agreements, a member of the Renren Group, on the one hand, and a member of the Kaixin Group, on the other, may enter into interim services agreements from time to time covering the provision of various interim services, if any, including financial, accounting, legal, and other services by Renren Group to Kaixin Group or, in certain circumstances, vice versa. Such services will generally be provided for a fee equal to the actual Direct Costs and Indirect Costs of providing such services plus an additional amount as agreed to by the Parties, subject to other consideration’s being agreed to by the Parties. “Direct Costs” shall include labor-related compensation and travel expenses, materials and supplies consumed and agency fees arising from performing the services. “Indirect Costs” shall include occupancy, information technology support and other overhead costs of the department incurring the direct costs of providing the service. Payment for any such services will be due within thirty (30) days after Renren renders an invoice for such services and vice versa.

Section 3.12     Payment of Expenses. Except as otherwise provided in this Agreement, the Inter-Company Agreements or any other agreement between the Parties relating to the Exchange Agreement and the transactions contemplated thereby, (i) all costs and expenses of the Parties in connection with the Exchange Agreement and the transactions contemplated thereby (including costs associated with drafting this Agreement, the Inter-Company Agreements and the documents relating to the formation of Kaixin Group) shall be paid by the Party which incurs such cost or expense. Kaixin and Renren shall each be responsible for their own internal fees, costs and expenses (e.g., salaries of personnel) incurred in connection with the Exchange Agreement and the transactions contemplated thereby.

Section 3.13     Employees.

(a)         Renren shall cause each of the individuals listed on Schedule 3.13(a) (the “Employees Transferred to Kaixin”) to (i) resign from each member of the Renren Group with whom such employee has an employment relationship immediately prior to the separation and (ii) enter into an employment agreement with members of the Kaixin Group, in each case effective as of the Closing Date.

(b)       Renren shall (i) cause each of the individuals listed on Schedule 3.13(b) (the “Employees Transferred to Renren”) to (i) resign from each member of the Kaixin Group with whom such employee has an employment relationship immediately prior to the separation and (ii) enter into an employment agreement with members of the Renren Group, in each case effective as of the date of the Closing Date.

(c)       Renren shall (i) cause each of the individuals listed on Schedule 3.13(c) (the “Employees Employed by Each of Renren and Kaixin”) to (i) if applicable, amend his or her employment arrangement with each member of the Renren Group and/or the Kaixin Group, as applicable, with whom such employee has an employment relationship immediately prior to the separation, and (ii) enter into an employment agreement with members of the Renren Group or the Kaixin Group, as applicable, in each case effective as of the date of the Closing Date, such that the services provided to the Renren Group and the Kaixin Group by such Employee Employed by Each of Renren and Kaixin will be covered in the applicable employment agreement of each of Renren Group and Kaixin Group.

(d)       Notwithstanding any provision to the contrary set forth herein, (i) the Renren Group and the Kaixin Group, respectively, shall be solely liable for any Action brought by or against any Employee Transferred to Kaixin and any Employee Transferred to Renren, respectively, if and to the extent such Action arises from or is based on facts, events or actions occurring prior to the Closing Date; (ii) the Renren Group and the Kaixin Group, respectively, shall be solely liable for any Action brought by or against any Employee Transferred to Renren and any Employee Transferred to Kaixin, respectively, if and to the extent such Action arises from or is based on facts, events or actions occurring after the Closing Date, (iii) the Renren Group and the Kaixin Group shall be liable for any Action brought by or against any Employee Employed by Each of Renren and Kaixin in accordance with the contractual employment relationship that existed prior to the Closing Date.

Section 3.14     Intercompany Loan.

(a)       The Parties acknowledge that funds in the aggregate principal amount of US$75,616,183 have been extended by Renren to Kaixin prior to the date hereof (the “Loan”).

(b)       The Loan does not carry any interest.

(c)       In consideration of the mutual promises, duties and obligations set forth herein of this agreement, the sufficiency of which is hereby acknowledged, Renren hereby agrees to forfeit and waive (without recourse) the Loan along with any other outstanding loans made to the Kaixin Group by the Renren Group, effective as of the date of this Agreement.

ARTICLE 4

MUTUAL RELEASES; INDEMNIFICATION

Section 4.1 Release of Claims

(a)       Kaixin Release. Except as provided in Section 4.1(c) and Section 4.7, Kaixin, for itself and as agent for each of its subsidiaries and VIEs, does hereby assume, and does hereby remise, release and forever discharge the Renren Indemnitees from, any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Exchange Agreement.

(b)       Renren Release. Except as provided in Section 4.1(c), Renren, for itself and as agent for each of its subsidiaries and VIEs, does hereby remise, release and forever discharge the Kaixin Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Exchange Agreement.

(c)       No Impairment. Nothing contained in Section 4.1(a) or Section 4.1(b) shall limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement or any Inter-Company Agreement, in each case in accordance with its terms, including, without limitation, any obligations relating to indemnification, including indemnification pursuant to Section 4.2 and Section 4.3 of this Agreement.

Section 4.2 Indemnification by Kaixin. Except as otherwise provided in this Agreement, Kaixin shall, for itself and as agent for each of its subsidiaries and VIEs, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Renren Indemnitees from and against, and shall reimburse the Renren Indemnitees with respect to, any and all Losses that any third party seeks to impose upon the Renren Indemnitees, or which are imposed upon the Renren Indemnitees, and that relate to, arise or result from, whether prior to, on or following the Closing Date, any of the following items (without duplication):

(a)       any Kaixin Liability;

(b)       any breach by Kaixin or any of its subsidiaries and VIEs of this Agreement or any of the Inter-Company Agreements; and

(c)       any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the CM Seven Star Proxy Statement provided by Kaixin or its Affiliates for inclusion therein, (other than information provided in writing by Renren or any of its subsidiaries or VIEs specifically for inclusion in the CM Seven Star Proxy Statement, (ii) contained in any public filings made by CM Seven Star with the SEC following the Closing Date or (iii) provided in writing by Kaixin or its subsidiaries or VIEs to Renren specifically for inclusion in Renren’s annual or quarterly reports following the Closing Date to the extent (A) such information pertains to (x) Kaixin or its subsidiaries or VIEs or (y) the Kaixin Business or (B) Renren has provided prior written notice to Kaixin that such information will be included in one or more annual or quarterly reports, specifying how such information will be presented, and the information is included in such annual or quarterly reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of Renren or any of its subsidiaries or VIEs, including as a result of any misstatement or omission of any information by Renren or its subsidiaries or VIEs to Kaixin.

In the event that Kaixin or any of its subsidiaries or VIEs makes a payment to the Renren Indemnitees hereunder, and any of the Renren Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Renren or its subsidiaries or VIEs), Renren will promptly repay (or will procure an Renren Indemnitee to promptly repay) Kaixin (or its subsidiary or VIE that has made the payment) the amount by which the payment made by Kaixin (or its subsidiary or VIE that has made the payment) exceeds the actual cost of the associated indemnified Liability.

Section 4.3 Indemnification by Renren. Except as otherwise provided in this Agreement, Renren shall, for itself and as agent for each of its subsidiaries and VIEs, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Kaixin Indemnitees from and against, and shall reimburse each such Kaixin Indemnitee with respect to, any and all Losses that any third party seeks to impose upon the Kaixin Indemnitees or which are imposed upon the Kaixin Indemnitees to the extent relating to, arising from or resulting from, whether prior to, on or following the Closing Date, any of the following items (without duplication):

(a)       any Liability of Renren or its subsidiaries or VIEs and all Liabilities arising out of the operation or conduct of the Renren Business (in each case excluding the Kaixin Liabilities);

(b)       any breach by Renren or any member of the Renren Group of this Agreement or any of the Inter-Company Agreements; and

(c)       any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the CM Seven Star Proxy Statement provided by Renren or its Affiliates for inclusion therein, (other than information provided in writing by Kaixin or any of its subsidiaries or VIEs specifically for inclusion in the CM Seven Star Proxy Statement, (ii) contained in any public filings made by Renren with the SEC following the Closing Date, or (iii) provided in writing by Renren or its subsidiaries or VIEs to Kaixin specifically for inclusion in CM Seven Star’s annual or quarterly reports following the Closing Date to the extent (A) such information pertains to (x) Renren or any of its subsidiaries or VIEs or (y) the Renren Business or (B) Kaixin or CM Seven Star has provided prior written notice to Renren that such information will be included in one or more annual or quarterly reports, specifying how such information will be presented, and the information is included in such annual or quarterly reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of Kaixin or any of its subsidiaries or VIEs, including as a result of any misstatement or omission of any information by Kaixin or any of its subsidiaries or VIEs to Renren.

In the event that Renren or any of its subsidiaries or VIEs makes a payment to the Kaixin Indemnitees hereunder, and any of the Kaixin Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Kaixin or its subsidiaries or VIEs), Kaixin will promptly repay (or will procure a Kaixin Indemnitee to promptly repay) Renren (or its subsidiary or VIE that has made the payment) the amount by which the payment made by Renren (or its subsidiary or VIE that has made the payment) exceeds the actual cost of the indemnified Liability.

Section 4.4 Procedures for Defense, Settlement and Indemnification of the Third Party Claims.

(a)       Notice of Claims. If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) other than Renren, Kaixin and their subsidiaries and VIEs and CM Seven Star of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification, Renren or Kaixin, as applicable, will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within thirty (30) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 4.4 shall not relieve the related Indemnifying Party of its obligations under this ARTICLE 4, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.

(b)       Defense by Indemnifying Party. An Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, to the extent that it wishes, at its cost, risk and expense, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, unless the Indemnifying Party is also a party to such proceeding and the Indemnitee determines in good faith that joint representation would be materially prejudicial to the Indemnitee’s defense. After timely notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. The Indemnitee agrees to cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense against any Third Party Claim. The Indemnifying Party shall be entitled to compromise or settle any Third Party Claim as to which it is providing indemnification, provided that any compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld.

(c)       Defense by Indemnitee. If an Indemnifying Party fails to assume the defense of a Third Party Claim within thirty (30) days after receipt of notice of such claim, the Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section 4.4; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall reimburse all such costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld.

Section 4.5 Additional Matters.

(a)       Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates both the Kaixin Group and Renren Group in a material way due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in this Agreement or any of the Inter-Company Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. Any Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, engage counsel to assist in the defense of such claims.

(b)       Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 4.6 Survival of Indemnities. The rights and obligations of the Parties under this ARTICLE 4 shall survive the sale or other transfer by any Party of any of its assets or businesses or the assignment by it of any Liabilities or the acquisition of control of such Party (by sale of capital stock or other equity interests, merger, consolidation or otherwise).

Section 4.7 Precedence. None of the provisions in this Agreement is intended to limit or affect the indemnification of CM Seven Star by Renren pursuant to the Exchange Agreement. In the event of conflict between this Agreement and the Exchange Agreement in respect of the indemnification of CM Seven Star by Renren, the Exchange Agreement shall prevail.

ARTICLE 5

DISPUTE RESOLUTION

Section 5.1 Dispute Resolution.

(a)       Any dispute, controversy or claim arising out of or relating to this Agreement, Transitional Services Agreement or Non-Competition Agreement, or the breach, termination or validity thereof (“Dispute”) which arises between the Parties shall first be negotiated between appropriate senior executives of each Party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by a Party of written notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as Confidential Information and Privileged Information of each of Renren and Kaixin developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the Parties.

(b)       If the senior executives are unable to resolve the Dispute within sixty (60) days from the Dispute Resolution Commencement Date, then, the Dispute will be submitted to the boards of directors of Renren and Kaixin. Representatives of each board of directors shall meet as soon as practicable to attempt in good faith to negotiate a resolution of the Dispute.

(c)       If the representatives of the two boards of directors are unable to resolve the Dispute within one hundred twenty (120) days from the Dispute Resolution Commencement Date, on the request of any Party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association. Both Parties will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each Party shall bear all of its other costs and expenses related to the mediation, including but not limited to attorney’s fees, witness fees, and travel expenses. The mediation shall take place in Beijing, China or in whatever alternative forum on which the Parties may agree.

(d)       If the Parties cannot resolve any Dispute through mediation within forty-five (45) days after the appointment of the mediator (or the earlier withdrawal thereof), each Party shall be entitled to seek relief in a court of competent jurisdiction.

Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Inter-Company Agreement during the course of dispute resolution pursuant to the provisions of this Section 5.1 with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Consent of the Parties

(a)       Any consent of Renren pursuant to this Agreement or any of the Inter-Company Agreements shall not be effective unless it is in writing and evidenced by the signature of the Chief Executive Officer or Chief Financial Officer of Renren (or such other person that the Chief Executive Officer, Chief Financial Officer or board of directors of Renren has specifically authorized in writing to give such consent).

(b)       Any consent of Kaixin or CM Seven Star pursuant to this Agreement or any of the Inter-Company Agreements shall not be effective unless it is in writing and evidenced by the signature of the Chief Executive Officer or Chief Financial Officer of Kaixin or CM Seven Star (or such other person that the Chief Executive Officer, Chief Financial Officer or board of directors of Kaixin or CM Seven Star has specifically authorized in writing to give such consent).

Section 6.2 Limitation of Liability. IN NO EVENT SHALL RENREN OR ANY OTHER MEMBER OF THE RENREN GROUP OR KAIXIN OR ANY OTHER MEMBER OF THE KAIXIN GROUP TO THE OTHER PARTY, OR ITS AFFILIATED COMPANIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THIS AGREEMENT OR IN ANY INTER-COMPANY AGREEMENT.

Section 6.3 Entire Agreement. This Agreement, the Inter-Company Agreements and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

Section 6.4 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong. Subject to Section 5.1, each of the Parties hereby submits unconditionally to the jurisdiction of, and agrees that venue shall lie exclusively in, the courts of Hong Kong for purposes of the resolution of any disputes arising under this Agreement.

Section 6.5 Termination; Amendment. This Agreement may be terminated or amended by mutual consent of the Parties, evidenced by an instrument in writing signed on behalf of each of the Parties. In the event of termination pursuant to this Section 6.5, no Party shall have any liability of any kind to the other Party. This Agreement shall terminate on the date that is one (1) year after the first date upon which members of the Renren Group no longer collectively own at least twenty percent (20%) of the voting power of the then outstanding securities of CM Seven Star provided, however, that (i) the provisions of Section 3.9 shall survive for a period of seven (7) years after the termination of this Agreement, (ii) the provisions of Section 3.7, ARTICLE 4, ARTICLE 5 and ARTICLE 6 shall survive indefinitely after the termination of this Agreement; and (iii) the provision of Section 3.5 shall terminate on the earlier of (i) the fifth (5th) anniversary of the commencement of the cooperation period, or (ii) one (1) year after the first date upon which members of the Renren Group no longer collectively control at least twenty percent (20%) of the voting power of the then outstanding securities of CM Seven Star. For avoidance of doubt, the termination of this Agreement shall not affect the validity and effectiveness of the Transitional Services Agreement and the Non-Competition Agreement.

Section 6.6 Notices. Notices, offers, requests or other communications required or permitted to be given by a Party pursuant to the terms of this Agreement shall be given in writing to the other Party to the following addresses:

if to Renren:

5/F, North Wing

18 Jiuxianqiao Middle Road, Chaoyang District

Beijing 100016

People’s Republic of China

Attention: James Jian Liu

Email: james.liu@renren-inc.com

if to Kaixin:

5/F, North Wing

18 Jiuxianqiao Middle Road, Chaoyang District

Beijing 100016

People’s Republic of China

Attention: Thomas Jintao Ren

Email: jintao.ren@renren-inc.com

or to such other address, facsimile number or email address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or termination shall be sent by hand delivery or recognized overnight courier. All other notices may also be sent by facsimile or email, confirmed by mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or email; upon confirmation of delivery, if sent by recognized overnight courier; and upon receipt if mailed.

Section 6.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 6.8 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each Party’s subsidiaries and VIEs. No Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, each Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.

Section 6.9 Severability. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 6.10     Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Exhibits or Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 6.11     Authority. Each of the Parties hereto represents to the others that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 6.12     Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, has the meaning assigned to such term in this Agreement. For all purposes of this Agreement: (i) all references in this Agreement to designated “Sections”, “Schedules”, “Exhibits” and other subdivisions are to the designated Sections, Schedules, Exhibits and other subdivisions of the body of this Agreement unless otherwise indicated; (ii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (iii) “or” is not exclusive; (iv) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to”, respectively; (v) any definition of, or reference to, any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (vi) any definition of, or reference to, any statute will be construed as referring also to any rules and regulations promulgated thereunder.

Section 6.13     Conflicting Agreements. None of the provisions of this Agreement is intended to supersede any provision in any Inter-Company Agreement or any other agreement with respect to the respective subject matters thereof. In the event of conflict between this Agreement and any Inter-Company Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.

Section 6.14     Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto.

Section 6.15     No Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER DOCUMENT, NO MEMBER OF EITHER OF THE KAIXIN GROUP AND THE RENREN GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY MEMBER OF THE OTHER GROUP OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR UNDER ANY OTHER DOCUMENT, OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED TO THE APPLICABLE GROUP, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH RESPECT TO THE CONTRIBUTION OR ANY ASPECT OF OR ANY TRANSACTION EFFECTED IN CONNECTION WITH THE SEPARATION. EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY DOCUMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

[Signature pages follow]

WHEREFORE, the Parties have signed this Master Transaction Agreement effective as of the date first set forth above.

Renren Inc.

Name:
Title:

Kaixin Auto Group

Name:
Title:

CM Seven Star Acquisition Corporation

Name:
Title: